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                                                                     EXHIBIT 5.1


December 10, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

         We have been requested by El Sito, Inc. (the "Company"), a British Virgin Islands company, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-8, with respect to the registration of 3,240,000 shares (the "Shares") of the Company's common shares, par value $0.01 per share, that may be sold upon the exercise of share options issued or to be issued pursuant to the Company's 1999 Stock Option Plan.

         We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Shares have been sold, issued and paid for in the manner described in the 1999 Stock Option Plan, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable to the Company on the Shares).

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,
CONYERS DILL & PEARMAN